UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 1, 2014 (March 31, 2014)

L. B. Foster Company

(Exact name of registrant as specified in its charter)

Pennsylvania	000-10436	25-1324733
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

415 Holiday Drive, Pittsburgh, Pennsylvania	15220
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (412) 928-3417

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 31, 2014, Donald L. Foster, Senior Vice President, Construction Products, notified L. B. Foster Company (the “Company”) of his intention to retire effective June 20, 2014.

Commenting upon Mr. Foster’s retirement, Robert P. Bauer, President and Chief Executive Officer of the Company, stated, “It is my distinct pleasure to recognize Don Foster for the leadership he has provided to L. B. Foster’s Construction Business, and announce his retirement. Don has decided to retire in June of this year after a 10-year career with the Company. On behalf of the entire management team and the Board of Directors, I want to express our sincere appreciation to Don for the contribution he has made. Don has continually driven improvements that are in the best interest of the business, our shareholders, and his employees. He led a business that has achieved market leadership positions and is among the most respected in the industry. He has initiated several new growth and service programs in the last year aimed at creating value and building an even stronger business that is well positioned for the future. With a positive market outlook and an ever-improving business climate, Don has felt that this is the right time for a management transition and for his family to begin the next chapter of their life. This decision caps off a 35-year career in which Don has become well known and respected in the industry.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

L.B. Foster Company
(Registrant)

Date: April 1, 2014

/s/ Patrick J. Guinee
Name: Patrick J. Guinee
Title: Vice President, General Counsel & Corporate Secretary